Exhibit (c)(6)

Exihibit(c)(6) February 17, 2026 Project Boson Discussion Materials for the Special Committee STRICTLY PRIVATE & CONFIDENTIAL — BofA SECURITIES~~

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Transaction Overview 1 Boson Public Markets Perspectives 2 Boson Financial Analysis 6 Appendix 13 Table of Contents

Transaction Overview

			Current	Initial Offer (11/25/2025)	Final Offer (02/01/2026)
Price Per Share			$5.97	$6.25	$7.00
Premium / (Discount) to:		**Metric**			
Unaffected Price [1]		$4.79	*24.6%*	*30.5%*	*46.1%*
Current Price		$5.97	--	*4.7%*	*17.3%*
52-Week High [2]		$8.49	*(29.7%)*	*(26.4%)*	*(17.6%)*
52-Week Low [2]		$4.68	*27.6%*	*33.5%*	*49.6%*
30-Day VWAP		$5.85	*2.0%*	*6.8%*	*19.6%*
90-Day VWAP		$5.43	*10.0%*	*15.2%*	*29.0%*
Analyst Price Target (Median)		$8.00	*(25.4%)*	*(21.9%)*	*(12.5%)*
Implied Equity Value [3]			**$2,008**	**$2,102**	**$2,355**
Plus: Net Debt (as of FY 2025) [4]			782	782	782
Implied Enterprise Value			**$2,789**	**$2,884**	**$3,137**
Implied Multiples:		**Metric**			
EV / Adj. EBITDA	FY 2025A	$345	8.1x	8.3x	9.1x
	FY 2026E [5]	364	7.7	7.9	8.6

Source: Boson Management, Public Filings as of September 30, 2025 and FactSet as of February 13, 2026.

Note: U.S Dollars in millions (except per share values). Boson fiscal year ending December 31. Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other.

(1) Unaffected date as of October 17, 2025.

(2) Based on closing price over the past 52 weeks.

(3) Boson fully diluted share count as of 2/13/2026 pursuant to the Treasury Stock Method based on 328.479 basic common shares outstanding, 9.773 stock options with a weighted average exercise price of $6.81, and 5.326 RSUs estimates provided by management on 2/15/2026.

(4) Boson net debt balance of $782mm based on FY2025A total debt of $810mm and cash & equivalents of $28mm estimates provided by management on 2/5/2026. Estimates are preliminary, subject to change and represent unaudited financials.

(5) As per Boson management projections.

1

Boson Public Markets Perspectives

Boson Current Price (2/13/2026) $5.97 52-Week High (2/28/2025) 8.49 52-Week Low (10/13/2025) 4.68 Diluted Shares Outstanding (mm) 332.970 Equity Value $1,988 (–) Cash & Equivalents (36) (+) Debt and Finance Leases 845 (+) NCI — Enterprise Value $2,797 Valuation Metrics CY Period 2025E 2026E 2027E EV / Adj. EBITDA 8.2x 7.6x 7.0x P / E 13.9x 12.7x 11.3x Leverage Ratio 2.4x 2.1x 1.7x 0% 60% 120% 180% Jun-21 May-22 May-23 Apr-24 Mar-25 Feb-26 50% 60% 70% 80% 90% 100% 110% 120% 130% Feb-25 Apr-25 Jul-25 Sep-25 Dec-25 Feb-26 2 Public Market Overview LTM Share Price Performance (Indexed to 100) (Indexed to 100) Share Price Performance Since IPO (24.8%) +11.2% (0.2%) +11.8% (70.6%) (8.2%) (14.2%) +59.7% ____________________ Source: Company filings and FactSet as of February 13, 2026. Note: Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. Balance sheet as of 3Q25. (1) Includes Valvoline (VVV) and Driven Brands (DRVN). (2) Includes O’Reilly (ORLY), Boyd (BYD-CA), Autozone (AZO), Advance Auto Parts (AAP) and Monro (MNRO). Advance Auto Parts had +60% EPS beat in Q2 2025 which resulted in stock price jump. (3) Represents stock price performance during next and current trading session for Q3 earnings and sale leak report, respectively. (4) Valuation metrics based on street consensus. Boson delivered strong Q3’25 earnings, beating SSSg, Sales and Adj. EBITDA consensus estimates +8.5%(3) October 29, 2025 News reports hint at Boson sale amid potential strategic review process +6.5%(3) October 20, 2025 (4) Boson Public Market Overview Boson Auto Service Comps Other Reference Comps SP500 1-Month (2.1%) 16.7% 3.2% (1.6%) 6-Month 1.0% (1.7%) (4.8%) 5.7% L1Y (24.8%) (0.2%) 11.2% 11.8% Summary Performance (1) (2) Boson Auto Service Comps Other Reference Comps SP500 L1Y (22.4%) (4.6%) 4.1% 13.9% L2Y (31.1%) 3.0% 33.8% 40.6% L3Y (36.8%) (15.9%) (39.1%) 68.3% Since IPO (70.6%) (14.2%) (8.2%) 59.7% Summary Performance (1) (2) —~1 I __ ——;;;;;;;;-

3 5x 10x 15x 20x 25x 30x Jun-21 May-22 May-23 Apr-24 Mar-25 Feb-26 7.6x 10.2x EV / NTM Adj. EBITDA Since IPO (1) ____________________ Source: FactSet as of February 13, 2026. Note: Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. Figures on this page based on FactSet consensus estimates and using Boson’s reported Q3 net debt. (1) Includes Valvoline (VVV) and Driven Brands (DRVN). Historical Valuation Overview Boson Auto Service Comps Since IPO 12.8x 11.8x L4Y 11.2x 11.5x L3Y 9.9x 10.9x L2Y 9.1x 10.3x L1Y 8.1x 9.7x L6M 7.3x 9.3x L3M 7.3x 9.0x L1M 7.5x 9.7x Summary Averages

6x 13x 20x 27x Dec-21 Oct-22 Aug-23 Jun-24 Apr-25 Feb-26 4 8.2x 11.1x EV / LTM Adj. EBITDA (1) ____________________ Source: FactSet as of February 13, 2026. Note: LTM data only available up till September 2025 due to lack of actual LTM figures from quarterly releases after September 2025. Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. Figures on this page based on FactSet consensus estimates and using Boson’s reported Q3 net debt. (1) Includes Valvoline (VVV) and Driven Brands (DRVN). Historical Valuation Overview (Cont’d) Boson Auto Service Comps Since IPO 12.6x 12.8x L4Y 12.2x 12.2x L3Y 10.6x 11.8x L2Y 9.8x 11.3x L1Y 8.7x 10.6x L6M 7.8x 10.4x L3M 7.8x 10.1x L1M 8.0x 11.0x Summary Averages

72% 70% 72% 68% 68% 68% 68% 67% 67% 68% 66% 66% 22% 22% 22% 26% 26% 26% 26% 28% 28% 26% 28% 28% 6% 6% 6% 5% 5% 5% 6% 6% 6% 6% 6% 6% 0.00 4.00 8.00 12.00 0% 20% 40% 60% 80% 100% Mar-25 Apr-25 May-25 Jun-25 Jul-25 Aug-25 Sep-25 Oct-25 Nov-25 Dec-25 Jan-26 Feb-26 Price ($) 8.00 Share Price Target Price Buy Hold Sell 5 ____________________ Source: FactSet as of February 13, 2026. Note: * denotes sort order. Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. (1) Excludes BTIG as they do not report price targets. (2) Based on share price of $5.97 as of February 13, 2026. $5.97 $8.00 Boson Broker’s Outlook Stock FY 2025E FY 2026E Date* Select Brokers Rating Price Target Revenue Adj. EBITDA EPS Revenue Adj. EBITDA EPS 02/10/2026 Stephens Buy $7.50 $1,049 $341 $0.43 $1,122 $354 $0.45 02/09/2026 Mizuho Securities USA Buy $8.00 $1,052 $341 $0.43 $1,126 $367 $0.47 01/26/2026 Wells Fargo Securities Buy $7.00 $1,050 $342 $0.43 $1,112 $364 $0.47 01/23/2026 BTIG Hold — $1,050 $341 $0.44 $1,128 $370 $0.51 01/22/2026 BMO Capital Markets Buy $9.00 $1,054 $343 $0.43 $1,135 $364 $0.47 01/16/2026 Morgan Stanley Hold $6.50 $1,052 $342 $0.43 $1,122 $372 $0.48 11/06/2025 JP Morgan Buy $8.00 $1,054 $342 $0.42 $1,115 $367 $0.46 10/31/2025 Stifel Nicolaus Hold $7.50 $1,053 $342 $0.43 $1,131 $373 $0.46 10/30/2025 William Blair Buy $10.00 $1,051 $343 $0.43 $1,128 $372 $0.49 10/30/2025 Jefferies Buy $11.00 $1,054 $342 $0.43 $1,134 $378 $0.50 10/30/2025 Guggenheim Securities Buy $8.00 $1,058 $342 — $1,133 $366 $0.41 10/30/2025 Raymond James Buy $8.00 $1,053 $343 $0.43 $1,125 $371 $0.47 10/30/2025 Piper Sandler Companies Hold $6.00 $1,054 $341 $0.43 $1,104 $353 $0.45 10/30/2025 Goldman Sachs Sell $5.25 $1,051 $341 $0.42 $1,113 $362 $0.44 10/29/2025 Baird Buy $8.00 $1,052 $341 $0.42 $1,111 $360 $0.52 10/29/2025 UBS Hold $6.25 $1,051 $342 $0.43 $1,130 $406 $0.53 Median $8.00 $1,052 $342 $0.43 $1,126 $367 $0.47 % Upside to Current Share Price 34.0% (1) (1) (2) ¦ ¦ ¦ — -_ -_ -_ -_ -_ -_—

Boson Financial Analysis

6 Boson Financial Summary Management Projections Historical Management Projections CAGR / Δ CAGR / Δ Fiscal Year Ending December 31, in Margin in Margin 2022A 2023A 2024A 2025A 2026E 2027E 2028E 2029E 2030E ‘22A—‘25A ‘26E—‘30E Location Count 436 476 514 548 588 633 681 733 787 7.9% 7.6% Change in Location Count, Net 40 40 38 34 40 45 48 52 54 Greenfield Locations 28 35 38 29 30 35 38 42 44 Acquired Locations 12 6 — 5 10 10 10 10 10 Total Revenue $877 $927 $995 $1,052 $1,124 $1,221 $1,337 $1,472 $1,620 6.3% 9.6% % Mature SSS 1.0% (0.8%) 0.4% 2.9% 3.4% 4.2% 4.4% % Ramping SSS 2.0% 3.7% 2.0% 1.6% 1.4% 1.3% 1.4% % Total SSS 5.0% 0.3% 3.0% 2.9% 2.4% 4.5% 4.7% 5.6% 5.8% % Growth 15.6% 5.8% 7.3% 5.7% 6.9% 8.7% 9.5% 10.0% 10.1% Total 4-Wall EBITDAR $438 $459 $503 $537 $564 $609 $660 $726 $802 7.1% 9.2% Plus: M&A 4-Wall Contribution — 4 9 17 26 34 Less: Cost of Rent (88) (100) (110) (122) (130) (139) (151) (165) (181) Total 4-Wall EBITDA $350 $358 $393 $416 $437 $479 $527 $587 $656 5.9% 10.7% % Margin 39.9% 38.7% 39.5% 39.5% 38.9% 39.2% 39.4% 39.9% 40.5% (36bps) 156bps Less: Corporate Expenses (68) (73) (72) (70) (73) (76) (79) (81) (84) Total Adj. EBITDA $282 $286 $321 $345 $364 $403 $448 $506 $572 7.0% 12.0% % Margin 32.1% 30.8% 32.3% 32.8% 32.4% 33.0% 33.5% 34.4% 35.3% 71bps 290bps Memo: Selected Cash Flow Items Greenfield Capex $146 $271 $283 $204 $252 $278 $304 $334 $358 Acquisition Purchase Price CapEx -——- 3 70 70 70 70 70 Other Capex(3) 45 60 46 48 68 72 76 80 84 Total CapEx $192 $331 $329 $255 $390 $420 $450 $484 $513 % of Total Revenue 21.9% 35.7% 33.1% 24.3% 34.7% 34.4% 33.6% 32.9% 31.6% Sale-Leaseback Proceeds $90 $120 $129 $48 $82 $135 $180 $204 $230 % of Total Revenue 10.3% 12.9% 13.0% 4.6% 7.3% 11.1% 13.5% 13.9% 14.2% Depreciation & Amortization(4) $62 $70 $81 $88 $89 $92 $95 $97 $100 % of Total Revenue 7.0% 7.5% 8.2% 8.4% 7.9% 7.5% 7.1% 6.6% 6.2% Change in Net Working Capital $19 $10 $28 $0 $8 $9 $10 $10 $11 % of Change in Total Revenue 16.3% 20.7% 41.8% 0.8% 11.4% 9.1% 8.3% 7.8% 7.7% Free Cash Flow(5) $236 $238 $277 $298 $305 $340 $382 $435 $496 % of Total Revenue 27.0% 25.6% 27.9% 28.3% 27.1% 27.9% 28.5% 29.5% 30.6% ____________________ Source: Boson Management and Public Filings as of September 30, 2025. Boson Management projections. Note: U.S Dollars in millions. Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. (1) Location count for 2026E-2030E includes 4 additional units vs Boson management plan due to different starting point as of December 2025 based on 2025 actual results. (2) 40 new greenfield opening, with one relocation resulting in 39 net new greenfield. Additionally, one unit was closed during the period so the total net store growth is 38. (3) Consists of growth capex, maintenance capex, and integration capex. (4) Represents book Depreciation & Amortization and excludes bonus depreciation. (5) Free cash flow calculated as Total Adjusted EBITDA less core store capex. Core store capex consists of maintenance and growth capex. 2022 core store capex assumed equal to other capex. (6) Reflects unaudited 2025 financials provided by Management on February 13, 2026. (2) (1) (6) 71 II ,,I,,I II ,I,I II II 11 II ,,I,,I II 11 II ,I,I 11 ,,I,,I II II ,1,1 II ,I,I 11 ,,I,,I II II ,1,1 II ,I,I II ,,I,,I II II ,1,1 ,,I,,I II 11 II ,I,I 11 II ,I,I _!!_ ·7 I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I I _ _!

Management Case vs. Wall Street Consensus Estimates

		Fiscal Year Ending December 31,				CAGR
		2024A	2025A	2026E	2027E	24A - 27E
Same Store Sales Growth	Boson Projections	3.0%	2.9%	2.4%	4.5%	
	Wall Street Consensus	3.0%	2.5%	2.4%	3.0%	
	% Δ	--	***0.4%***	***0.1%***	***1.5%***	
Net New Stores[1]	Boson Projections	38	29	30	35	*(2.7%)*
	Wall Street Consensus	38	35	32	34	*(3.6%)*
	Δ	--	***(6)***	***(2)***	***1***	
	% Δ	--	***(17.1%)***	***(5.8%)***	***2.9%***	
Revenue[2]	Boson Projections	$995	$1,052	$1,115	$1,199	*6.4%*
	Wall Street Consensus	995	1,053	1,128	1,207	*6.7%*
	$ Δ	--	***(1)***	***(13)***	***(8)***	
	% Δ	--	***(0.1%)***	***(1.2%)***	***(0.7%)***	
Adj. EBITDA[2]	Boson Projections	$321	$345	$360	$394	*7.1%*
	Wall Street Consensus	321	342	367	398	*7.4%*
	$ Δ	--	***4***	***(7)***	***(4)***	
	% Δ	--	***1.1%***	***(1.8%)***	***(1.0%)***	
Adj. EBITDA Margin[2]	Boson Projections	32.3%	32.8%	32.3%	32.9%	*0.6%*
	Wall Street Consensus	32.3%	32.4%	32.5%	33.0%	*0.7%*
	% Δ	--	***0.4%***	***(0.2%)***	***(0.1%)***	

Source: Boson Management, Public Filings and FactSet as of December 29, 2025.
Note: U.S Dollars in millions (except per share values). Boson fiscal year ending December 31. Wall Street Consensus represents median figures. Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other.
(1) Reflects net new stores adds not inclusive of any contemplated M&A.
(2) Excludes M&A contribution.

7

Valuation Summary



For Reference Only
Implied Reference Range Based on Boson Management Projections
(Equity Value per Share)
LGP Final Offer Price (02/01/2026): $7.00
Boson Current Share Price (02/13/2026): $5.97
Boson Unaffected Share Price (10/17/2025): $4.79
$8.49
$4.68
$9.80
$4.65
$6.85
$4.70
$8.45
$5.90
$8.75
$6.10

52-Week Trading Range	Wall Street Price Targets	Selected Publicly Traded Companies	Selected Precedent Transactions	Discounted Cash Flow Analysis [1]
52-Week Closing High / Low	**Analyst Price Targets** [2]	**FY2026E Adj. EBITDA** [3]	**FY2025A Adj. EBITDA** [3]	**Illustrative Discount Rate**
$4.68 – $8.49	$5.25 – $11.00	$364	$345	10.0% – 11.5%
Reference Dates	**Cost of Equity**	**Selected EV / 2026E Adj. EBITDA Multiple**	**Selected EV / LTM Adj. EBITDA Multiple**	**Selected Adj. EBITDA Exit Mutiple**
10/13/25 - 2/28/25	12.5%	6.5x – 8.5x	8.0x – 10.5x	7.0x – 9.0x
				Implied Perpetuity Growth Rate
				1.0% – 4.2%

Source: Boson Management and Public Filings as of September 30, 2025. Boson Management projections.

Note: Market data as of February 13, 2026. U.S Dollars in millions (except per share values). Equity value per share rounded to the nearest $0.05, except historical share prices. Boson fully diluted share count based on 328.479 basic common shares outstanding, 9.773 stock options with a weighted average exercise price of $6.81, and 5.326 RSUs pursuant to the Treasury Stock Method as of 2/13/2026 provided by management on 2/15/2026. Boson net debt balance of $782mm based on FY2025A total debt of $810mm and cash & equivalents of $28mm estimates provided by management on 2/5/2026. Estimates are preliminary, subject to change and represent unaudited financials.

(1) Values discounted to 12/31/2025 using year-end convention. Terminal year assumes normalized depreciation and amortization equal to 90.7% of capital expenditures. Terminal period assumes growth and maintenance capital expenditures and no sale-lease back proceeds.

(2) Analyst price targets discounted by 1-year at Boson's midpoint cost of equity of 12.5%.

(3) Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other.

8

Selected Publicly Traded Companies

		Valuation Benchmarking								Operational Benchmarking	
		Equity	Enterprise	LTM Stock	EV / Adj. EBITDA [2]		EV / (EBITDA - Net Capex) [5]		P/E	Adj. EBITDA Margin [2]	Net Leverage
	Company	Value	Value	Price Δ	CY25E	CY26E	CY25E	CY26E *	CY 2026E	CY26E	CY25E
	Mister (* Based on unaffected stock price)	$1,988 $1.595*	$2,797 $2.404*	(24.8%) (26.9%)*	8.2x 7.1x*	7.6x 6.6x*	15.3x 13.2x*	14.2x 12.0x*	12.7x	32.6%	2.4x
Auto Service Comps	Valvoline [8]	4,948	6,868	(3.9%)	12.8 [3]	11.9 [3]	17.3	15.7	21.7	27.5% [3]	3.6x
Auto Service Comps	Driven Brands [9]	2,824	4,409	3.5%	9.4	8.6	14.4	11.6	12.0	25.3%	4.4
	Median			**(0.2%)**	**11.1x**	**10.2x**	**15.8x**	**13.6x**	**16.8x**	**26.4%**	**4.0x**
Other Reference Comps	O'Reilly	82,027	87,763	8.6%	22.1x	20.6x	31.1x	29.9x	30.2x	22.5%	1.4x
Other Reference Comps	AutoZone	$65,714	$74,475	11.2%	17.5	16.6	26.4 [6]	NA [7]	24.6	21.3%	2.1
Other Reference Comps	Boyd [1]	4,707	5,613	2.1%	27.2	16.5	28.6	17.1	42.3	8.0%	3.3
Other Reference Comps	Monro Inc.	724	1,005	24.6%	9.1 [4]	9.0 [4]	10.4	NA [7]	36.6	9.5% [4]	2.5
Other Reference Comps	Advance Auto Parts	3,727	4,003	21.1%	7.7 [3]	6.3 [3]	13.9	11.1	22.3	7.4% [3]	0.5
	Median			**11.2%**	**17.5x**	**16.5x**	**26.4x**	**17.1x**	**30.2x**	**9.5%**	**2.1x**

Source: Based on public company filings, including most recently filed 10Q and 10K. Estimates per FactSet as of February 13, 2026.
*Note: * denotes sort order. Enterprise value includes finance leases and excludes operating leases. Metrics represent year ending December. Figures on this page (incl. Boson) based on FactSet consensus estimates.*
(1) Represents metrics converted from IFRS to GAAP.
(2) Adj. EBITDA unburdened for SBC.
(3) Adj. EBITDA unburdened for SBC by adding back average CY'23 and CY'24 SBC as % of sales.
(4) Adj. EBITDA unburdened for SBC by adding back average CY'24 and CY'25 SBC as % of sales.
(5) 2025E SLB proceeds interpolated from historical filings due to no projections available.
(6) Represents Gross Capex.
(7) NA due to lack of 2026E Capex estimates.
(8) Pro forma for Breeze acquisition that closed November 2025.
(9) Pro forma for International Car Wash Business divestiture that closed January 2026.

9

Selected Publicly Traded Companies

Historical Figures Benchmarking

	Company	Sales YoY Growth			Adj. EBITDA YoY Growth [1]			EPS YoY Growth			Free Cash Flow Margin [2]		
		'22A - '23A	'23A - '24A	'24A - '25E	'22A - '23A	'23A - '24A	'24A - '25E	'22A - '23A	'23A - '24A	'24A - '25E	2023A	2024A	2025E*
	Mister	5.8%	7.3%	5.8%	1.4%	12.2%	6.4%	(20.0%)	15.6%	16.2%	(4.5%)	(0.9%)	7.6%
Auto Service Comps	Driven Brands	13.1%	1.7%	(20.0%)	4.2% [3]	3.3% [3]	(14.9%) [3]	(23.8%)	22.6%	6.1%	(2.6%)	11.3%	14.5%
Auto Service Comps	Valvoline	16.8%	13.8%	9.3%	(34.4%) [3]	13.4% [3]	15.8% [3]	93.4%	33.6%	2.6%	14.9%	13.9%	15.3%
	Median	**15.0%**	**7.8%**	**(5.3%)**	**(15.1%)**	**8.4%**	**0.5%**	**34.8%**	**28.1%**	**4.4%**	**6.2%**	**12.6%**	**14.9%**
Other Reference Comps	O'Reilly	9.7%	5.7%	6.4%	8.6%	4.3%	6.0%	15.0%	5.7%	9.6%	16.4%	16.3%	15.8%
Other Reference Comps	Boyd Group	21.1%	4.2%	2.8%	33.0%	(3.9%)	6.2%	112.2%	(65.6%)	26.9%	15.0%	13.1%	14.2%
Other Reference Comps	AutoZone	6.1%	4.2%	5.8%	8.4%	5.2%	(1.1%)	11.9%	6.6%	0.0%	18.1%	17.0%	14.5%
Other Reference Comps	Advance Auto Parts	1.2%	(19.4%)	(5.4%)	(65.2%) [3]	(24.9%) [3]	42.6% [3]	(96.2%)	(158.0%)	879.3%	2.2%	2.0%	3.1%
Other Reference Comps	Monro Inc.	(3.6%)	(5.3%)	(3.5%)	(9.2%) [4]	(20.7%) [4]	(7.7%) [4]	(9.9%)	(48.1%)	(22.0%)	NA [5]	NA [5]	NA [5]
	Median	**6.1%**	**4.2%**	**2.8%**	**8.4%**	**(3.9%)**	**6.0%**	**11.9%**	**(48.1%)**	**9.6%**	**15.7%**	**14.7%**	**14.3%**

Source: Based on public company filings, including most recently filed 10Q and 10K. Estimates per FactSet as of February 13, 2026.

*Note: * denotes sort order. Boson figures based on consensus estimates. Adj. EBITDA figures reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. Figures on this page (incl. Boson) based on FactSet consensus estimates.*

(1) Adj. EBITDA unburdened for SBC.
(2) Calculated as (Adj. EBITDA – CapEx) / Sales.
(3) Adj. EBITDA unburdened for SBC by adding back average CY'23 and CY'24 SBC as % of sales.
(4) Adj. EBITDA unburdened for SBC by adding back average CY'24 and CY'25 SBC as % of sales.
(5) NA due to no available Capex information.

10

11 Selected Precedent Transactions ____________________ Source: Company filings, press releases, SEC filings and investor presentations. Note: * denotes sort order. (1) Transaction value of $385mm per Driven Brands’ press release on February 25, 2025. $70.2mm adjusted EBITDA represents Driven Brands’ FY2024 Car Wash segment burdened by $6.7mm of Stock-based Compensation results in an unburdened adjusted EBITDA of $76.9mm, per March 12, 2025 8K. Stock-based Compensation was derived by taking the Driven Brands sales over total sales and applying that percentage to total Stock-based Compensation as the company didn’t disclose on a segment basis. (2) Transaction value of $625mm per Valvoline’s press release on February 20, 2025. EV / LTM EBITDA was also disclosed as 10.7x in Valvoline’s press release on February 20, 2025 noting the adjusted EBITDA used is a non-GAAP pro forma measure for the twelve-month period ended October 31, 2024 based upon reported results adjusted for certain normalizing and pro forma activity as a result of buy-side diligence. No mention of Stock-based Compensation in filings. (3) Transaction value of $310mm per Midas’ press release on May 3, 2012. Adjusted FY2012 EBITDA of $32mm per Midas’ Schedule 14D -9 on March 12, 2012. No value of Stock-based Compensation disclosed. (4) Transaction value of $1.0bn per Pep Boys’ press release on February 16, 2012. LTM EBITDA per fiscal year ending January 2011 10K as filed on April 11, 2011 and quarter ending October 2011 per 10Q filed on December 6, 2011. Stock-based compensation for Pep Boy’s was $3.3mm per fiscal year ending January 2011 10K as filed on April 11, 2011 and quarter ending October 2011 per 10Q filed on December 6, 2011 so EBITDA has been unburdened to reflect this amount. (5) Transaction value of $1.0bn per O’Reilly Auto Parts’ press release on April 1, 2008. LTM adjusted EBITDA per fiscal year ending February 2008 10K as filed on April 22, 2008 and quarter ending May 2008 per 8K filed on June 13, 2008. Stockbased compensation was $2.7mm per fiscal year ending February 2008 10K as filed on April 22, 2008 and quarter ending May 2008 per 8K filed on June 13, 2008 so EBITDA has been unburdened to reflect this amount. (6) Transaction value of $20.8mm per Midas’ press release on April 1, 2008. EV / LTM adjusted EBITDA disclosed in Midas’ Schedule 14D-9 on March 12, 2012. No mention of Stock-based Compensation in filings. (7) Transaction value of $170mm per CSK Auto Corp’s press release on December 1, 2005. FY2004 adjusted EBITDA of $20mm per CSK Auto Corp’s 8K on January 9, 2006. No mention of Stock-based Compensation in filings. Date* Target Acquirer EV / LTM Adj. EBITDA There have been a number of private car wash transactions, however, those terms are not publicly available Target Description (1) (2) (3) (4) (5) (6) (7) Feb-25 Feb-25 May-12 Feb-12 Apr-08 Apr-08 Dec-05 Car Wash Automotive Quick Lube & Maintenance Services Automotive Services Tire Shop, Auto Repair, Oil Changes & Maintenance Services Automotive Parts & Accessories Oil Change & Auto Services Aftermarket Auto Parts & Accessories 5.0x 10.7x 9.7x 6.1x 8.8x 10.4x 8.5x Car Wash Business Dr/renBrands· breeze... ~ & AUTO SERVICE” ~......... lCKAUTO

12 Boson DCF Analysis Management Projections 2026E 2027E 2028E 2029E 2030E Terminal (1) Net Sales $1,124 $1,221 $1,337 $1,472 $1,620 $1,620 % Growth 6.9% 8.7% 9.5% 10.0% 10.1% Adj. EBITDA (2) $364 $403 $448 $506 $572 $572 % Margin 32.4% 33.0% 33.5% 34.4% 35.3% 35.3% Less: Stock-based Compensation ($31) ($31) ($32) ($33) ($34) ($34) Adj. EBITDA (Burdened for SBC) $333 $372 $416 $472 $537 $537 % Margin 29.7% 30.4% 31.1% 32.1% 33.2% 33.2% Less: Depreciation & Amortization(4) (89) (92) (95) (97) (100) (69) Adj. EBIT (Burdened for SBC) $244 $280 $321 $375 $437 $469 % Margin 21.7% 22.9% 24.0% 25.5% 27.0% 28.9% Less: Taxes (3) (3) (4) (6) (12) (122) Memo: Effective Tax Rate (Incl. of Tax Asset) (3) 1.1% 1.1% 1.4% 1.5% 2.8% 26.0% Tax-Effected Adj. EBIT (Burdened for SBC) $241 $277 $317 $369 $425 $347 Plus: Depreciation & Amortization (4) 89 92 95 97 100 69 Plus: Change in NWC 8 9 10 10 11 2 Less: Capital Expenditures (Excluding Acquisitions) (320) (350) (380) (414) (443) (75) Less: Acquisition Purchase Price CapEx (70) (70) (70) (70) (70) — Plus: Sale-Leaseback Proceeds 82 135 180 204 230 — Unlevered Free Cash Flow $31 $93 $151 $197 $253 $342 Terminal Multiple Method PV of PV of Terminal Value at Enterprise Value at Implied Perpetuity Growth Discount ‘26E—‘30E Adj. EBITDA Exit Multiple of Adj. EBITDA Exit Multiple of Rate at Adj. EBITDA Exit Multiple of Rate Cash Flows 7.00x 8.00x 9.00x 7.00x 8.00x 9.00x 7.00x 8.00x 9.00x 10.0% $535 $2,484 $2,839 $3,194 $3,020 $3,375 $3,730 1.0% 2.0% 2.8% 11.0% 520 + 2,375 2,714 3,053 = 2,895 3,234 3,573 1.8% 2.9% 3.7% 11.5% 513 2,322 2,653 2,985 2,835 3,167 3,498 2.3% 3.3% 4.2% Equity Value at Equity Value(6) per Share at Discount Less: Net Debt Adj. EBITDA Exit Multiple of Adj. EBITDA Exit Multiple of Rate (as of YE25E) (5) 7.00x 8.00x 9.00x 7.00x 8.00x 9.00x 10.0% ($782) $2,238 $2,593 $2,948 $6.65 $7.70 $8.75 11.0% (782) = 2,113 2,453 2,792 6.30 7.30 8.30 11.5% (782) 2,053 2,385 2,717 6.10 7.10 8.05 ____________________ Source: Boson Management and Public Filings as of September 30, 2025. Boson Management projections. Note: U.S Dollars in millions (except per share values). Values discounted to 12/31/2025 using year-end convention. Equity value per share rounded to the nearest $0.05. (1) Terminal year assumes normalized depreciation and amortization equal to 90.7% of capital expenditures, capital expenditures limited to growth & maintenance, no sale-lease back proceeds and 26% marginal statutory tax rate, with no bonus tax depreciation. (2) Adj. EBITDA figures unburdened for stock-based compensation and reconciled for interest expense, depreciation and amortization expense, gain/loss on sale, acquisition expenses, non-cash rent expense, loss on extinguishment of debt, employee retention credit, and other. (3) Represents cash taxes inclusive of bonus tax depreciation and NOLs impact. (4) Represents book Depreciation & Amortization and excludes bonus depreciation. (5) Capital structure as of 12/31/2025 based on total debt of $810mm and cash & cash equivalents of $28mm estimates provided by management on 2/5/2026. Estimates are preliminary, subject to change and represent unaudited financials. (6) Boson fully diluted share count as of 2/13/2026 pursuant to the Treasury Stock Method based on 328.479 basic common shares outstanding, 9.773 stock options with a weighted average exercise price of $6.81, and 5.326 RSUs estimates provided by management on 2/15/2026.

Appendix

Boson Weighted Average Cost of Capital

Cost of Equity	Range Low	Range High	Source
Risk Free Rate	4.6%		*Twenty year U.S. Government bond yield as of February 13, 2026*
Levered Beta	1.31		*Represents Company's historical Bloomberg adjusted beta levered at the Company's average capital structure since IPO. Bloomberg betas based on regression of weekly performance as compared to the broad U.S. equity market since IPO. Boson went public in June 2021, approximately 4.5 years ago*
Equity Risk Premium	5.0%	7.0%	*Equity risk premium relative to twenty year U.S. Government bond yield per BofA Securities estimates, based upon analysis of long-term historical data of the broad U.S. equity market*
Cost of Equity	**11.2%**	**13.8%**	
Cost of Debt			
Pre-tax Cost of Debt	8.25%		*Based on market estimates for new unsecured 10-year debt*
Marginal Tax Rate	26.0%		*Marginal statutory tax rate*
After-tax Cost of Debt	**6.1%**		
Net Debt / Net Capital	28.9%		*Based on Boson's Current Capital Structure*
Weighted Average Cost of Capital	**9.7%**	**11.6%**	

Source: FactSet and Bloomberg as of February 13, 2026.
Note: USD in millions. Boson went public in June 2021.

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